    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 2001


                                                      REGISTRATION NO. 333-50182
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                                   OMP, INC.
             (Exact name of Registrant as specified in its charter)

                            ------------------------

              DELAWARE                                2834                               95-4658730
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                            ------------------------

                                310 GOLDEN SHORE
                              LONG BEACH, CA 90802
                                 (562) 628-1007
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             PHILLIP J. ROSE, R.PH.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   OMP, INC.
                                310 GOLDEN SHORE
                              LONG BEACH, CA 90802
                                 (562) 628-1007
 (Name, address, including zip code, and telephone number, including area code, of agent for services)

                         ------------------------------

                                   COPIES TO:

                 TOD B. LINSTROTH, ESQ.                                    MARC M. ROSSELL, ESQ.
                 GREGORY J. LYNCH, ESQ.                                     SHEARMAN & STERLING
              MICHAEL BEST & FRIEDRICH LLP                                 555 CALIFORNIA STREET
               ONE SOUTH PINCKNEY STREET                              SAN FRANCISCO, CALIFORNIA 94104
             MADISON, WISCONSIN 53701-1806                                    (415) 616-1100
                    (608) 257-3501

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



This Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-50182) of OMP, Inc. (the "Registration Statement") is being filed for the sole purpose of filing Exhibit 23.1 to the Registration Statement. Accordingly, a prospectus has been omitted from this filing.


                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by OMP, Inc. in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Fee......................  $   21,750
NASD Filing Fee.............................................  $    8,780
Nasdaq National Market Listing Fee..........................       1,000
Legal Fees and Expenses.....................................     500,000*
Accounting Fees and Expenses................................     450,000*
Printing and Engraving Expenses.............................     250,000*
Blue Sky Fees and Expenses..................................      15,000*
Registrar and Transfer Agent Fees and Expenses..............      10,000
Miscellaneous...............................................      50,000
        Total...............................................  $1,306,530

---------------------
*   Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers provisions, expanding the scope of indemnification beyond that specifically provided by the current law.

The registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The registrant has entered into indemnification agreements with its directors, in addition to indemnification provided for in the registrant's Bylaws, and intends to enter into indemnification agreements with any new directors in the future.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters for some liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in the Registration Statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Since September 30, 1997, OMP, Inc. has issued unregistered securities as follows:

(1) On October 9, 1997, we sold 1,800 shares of our common stock to Mandarin Partners LLC at a price of $0.28 per share for a total price of $500. The issuance described under this Item 15(1) is deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involved in a public offering.

(2)  On December 1, 1997, we sold the following unregistered securities:
(a) 10,798,200 shares of our common stock to Mandarin Partners LLC at a price of $0.28 per share for a total price of $2,999,500; (b) 3,600,000 shares of our common stock to the Zein and Samar Obagi Family Trust at a price of $0.28 per share for a total price of $1,000,000; (c) 106,200 shares of our Series A preferred stock to Mandarin Partners LLC at a price of $100.00 per share for a total price of $10,620,000; and (d) 40,000 shares of our Series B preferred stock to the Zein and Samar Obagi Family Trust at a price of $100 per share for a total price of $4,000,0000. The issuances described under this Item are deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act as transactions by an issuer not involved in a public offering.

(3)  On March 19, 1998, we sold the following unregistered securities:
(a) 252,000 shares of our common stock to Raulee Marcus at a price of $0.28 per share for a total price of $70,000; and (b) 2,800 shares of our Series B preferred stock to Raulee Marcus at a price of $100 per share for a total price of $280,000. On September 24, 1999, we redeemed and cancelled all such common stock issued to Raulee Marcus for a price of $210,000, and all such Series B preferred stock issued to Raulee Marcus for a price of $280,000. The issuances described under this Item are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involved in a public offering.

(4) On February 29, 2000, we sold 42,750 shares of our common stock to James Krulisky at a price of $0.28 per share for a total price of $11,875. The issuance described under this Item is deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involved in a public offering.

(5) From December 2, 1997 to November 15, 2000, OMP, Inc. issued options to approximately 88 employees and directors to purchase a total of 2,232,900 shares of common stock at a weighted average exercise price of $1.32. No consideration was paid to OMP, Inc. by any recipient of any of the foregoing options for the grant of any such options. With respect to all grants of options, exemption from registration was unnecessary in that the transactions did not involve a "sale" of securities as that term is used in Section 2(a)(3) of the Securities Act.

Each of the investors described in Items (1) - (4) above made representations to the Company that they were accredited investors at the time of their respective investment, had knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the investment in our capital stock, had access to the type of information that would have been available in a registration statement filed under the Securities Act and was able to comprehend such information, acquired our stock for its own account and not with a view towards a distribution and that the applicable transaction occurred as a result of negotiation directly with the Company and not through general solicitation or advertising. OMP, Inc. did not retain underwriters in connection with the issuance of any of OMP, Inc.'s currently outstanding securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

EXHIBIT                           EXHIBIT TITLE
-------    ------------------------------------------------------------
 1.1+      Form of Underwriting Agreement.

 3.1+      Certificate of Incorporation of the Company.

 3.2+      Bylaws of the Company.

 4.1+      Specimen Stock Certificate.

 4.2+      Investors' Rights Agreement by and among the Company,
           Mandarin Partners LLC and Zein and Samar Obagi Family Trust, dated as of December 2, 1997.

 4.3+ First Amendment to Investors' Rights Agreement by and among the Company, Mandarin Partners LLC and Zein and Samar Obagi
           Family Trust, dated as of November 15, 2000.

 4.4+ Second Amendment to Investors' Rights Agreement by and among the Company and its Investors named therein, dated as of January 10, 2001.

 5.1+      Form of Opinion of Michael Best & Friedrich LLP.

10.1+ Amended and Restated Credit Agreement by and between the Company and Imperial Bank, dated as of March 22, 2000.

10.2+ Shared Appreciation Agreement by and between the Company and Imperial Bank, dated as of March 22, 2000.

10.3+      1997 Stock Option/Stock Issuance Plan.

10.4+      2000 Stock Option/Stock Issuance Plan.

10.5+      Lease Agreement between the Company and John Hancock Mutual
           Life Insurance Company, dated as of March 5, 1998.

10.6+      Lease Agreement between the Company and Gateway Pacific
           Properties, Inc., dated as of November 18, 1999.

10.7**+ Amended and Restated License and Supply Agreement between the Company and Senetek plc, dated as of November 3, 1999.

10.8**+    AlloDerm Co-Promotion Agreement between the Company and
           LifeCell Corporation, dated as of February 9, 2000.

10.9**+ First Amendment to Alloderm Co-Promotion Agreement between the Company and LifeCell Corporation, dated as of September 1, 2000.

10.10**+   License and Supply Agreement between the Company and Geneva
           Pharmaceuticals, Inc., dated as of February 15, 2000.

10.11**+   License and Supply Agreement between the Company and Vivier
           Pharma Inc., dated as of March 31, 2000.

10.12+     Joint Venture Agreement between the Company and Rohto
           Pharmaceutical Co., Ltd., dated as of February 4, 2000.

10.13+     Employment Agreement by and between the Company and Phillip
           J. Rose.

10.14+     Employment Agreement by and between the Company and David
           Bruner.

EXHIBIT                           EXHIBIT TITLE
-------    ------------------------------------------------------------
10.15+     Employment Agreement by and between the Company and Candace
           C. Crawford.

10.16+     Employment Agreement by and between the Company and Cheri
           Jones.

10.17+ Employment Agreement by and between the Company and Dr. Vartan Libaridian.

10.18+ Employment Agreement by and between the Company and Dr. Zein E. Obagi.

10.19+     Employment Agreement by and between the Company and Joseph
           W. Sortais.

10.20+ Amendment to Employment Agreement by and between the Company and Joseph W. Sortais.

10.21**+   Product Distribution Agreement between the Company and
           Cellogique Corporation, dated as of May 21, 1994.

10.22**+ Master Separation Agreement among the Company, Kenneth Kim and Maron Nu-Tech, Inc., dated as of December 6, 2000, as amended.

10.23+ Consulting Agreement by and between the Company and Peter P. Tong.

10.24+     Second Amendment and Consent to Amended and Restated Credit
           Agreement by and between the Company and Imperial Bank.

10.25+ Third Amendment to Amended and Restated Credit Agreement by and between the Company and Imperial Bank.

21.1+      Subsidiaries of the Company.

23.1       Consent of PricewaterhouseCoopers LLP, Independent
           Accountants.

23.2+      Consent of Michael Best & Friedrich LLP (included in
           Exhibit 5.1).

24.1+      Power of Attorney (included on signature page).

27.1+      Financial Data Schedule.

---------------------
** Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.
+   Previously filed.

(b)  Financial Statement Schedules

Schedule II - Valuation and Qualifying Accounts.

All other schedules are omitted because they are not required, are not applicable, or the information is included in our financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on February 8, 2001.


                                                       OMP, INC.

                                                       By              /s/ PHILLIP J. ROSE
                                                           ------------------------------------------
                                                                         Phillip J. Rose
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



              /s/ PHILLIP J. ROSE                 President and Chief Executive
     --------------------------------------       Officer and Director (Principal   February 8, 2001
                Phillip J. Rose                   Executive Officer)

                                                  Vice President and Chief
                       *                          Financial Officer (Principal
     --------------------------------------       Financial and Accounting          February 8, 2001
              Candace C. Crawford                 Officer)

                       *
     --------------------------------------       Director                          February 8, 2001
              John A. Bartholdson

                       *
     --------------------------------------       Director                          February 8, 2001
                 Robert F. End

                       *
     --------------------------------------       Director                          February 8, 2001
               Bradley J. Hoecker

                       *
     --------------------------------------       Director                          February 8, 2001
               Dr. Zein E. Obagi

                       *
     --------------------------------------       Director                          February 8, 2001
                 Peter P. Tong


*By:                /s/ PHILLIP J. ROSE
             ---------------------------------
                      Phillip J. Rose
                      ATTORNEY-IN-FACT

                          OBAGI MEDICAL PRODUCTS, INC.
                                 EXHIBIT INDEX

EXHIBIT                                         EXHIBIT TITLE
-------                  ------------------------------------------------------------
1.1+                     Form of Underwriting Agreement.

3.1+                     Certificate of Incorporation of the Company.

3.2+                     Bylaws of the Company.

4.1+                     Specimen Stock Certificate.

4.2+                     Investors' Rights Agreement by and among the Company,
                         Mandarin Partners LLC and Zein and Samar Obagi Family Trust,
                         dated as of December 2, 1997.

4.3+                     First Amendment to Investors' Rights Agreement by and among the Company, Mandarin Partners LLC and Zein and Samar Obagi
                         Family Trust, dated as of November 15, 2000.

4.4+                     Second Amendment to Investors' Rights Agreement by and among the Company and the Investors named therein, dated as of
                         January 10, 2001.

5.1+                     Form of Opinion of Michael Best & Friedrich LLP.

10.1+ Amended and Restated Credit Agreement by and between the Company and Imperial Bank, dated as of March 22, 2000.

10.2+                    Shared Appreciation Agreement by and between the Company and
                         Imperial Bank, dated as of March 22, 2000.

10.3+                    1997 Stock Option/Stock Issuance Plan.

10.4+                    2000 Stock Option/Stock Issuance Plan.

10.5+                    Lease Agreement between the Company and John Hancock Mutual
                         Life Insurance Company, dated as of March 5, 1998.

10.6+                    Lease Agreement between the Company and Gateway Pacific
                         Properties, Inc., dated as of November 18, 1999.

10.7**+                  Amended and Restated License and Supply Agreement between
                         the Company and Senetek plc, dated as of November 3, 1999.

10.8**+                  AlloDerm Co-Promotion Agreement between the Company and
                         LifeCell Corporation, dated as of February 9, 2000.

10.9**+                  First Amendment to Alloderm Co-Promotion Agreement between the Company and LifeCell Corporation, dated as of
                         September 1, 2000.

10.10**+                 License and Supply Agreement between the Company and Geneva
                         Pharmaceuticals, Inc., dated as of February 15, 2000.

10.11**+                 License and Supply Agreement between the Company and Vivier
                         Pharma Inc., dated as of March 31, 2000.

10.12+                   Joint Venture Agreement between the Company and Rohto
                         Pharmaceutical Co., Ltd., dated as of February 4, 2000.

10.13+                   Employment Agreement by and between the Company and Phillip
                         J. Rose.

10.14+                   Employment Agreement by and between the Company and David
                         Bruner.

10.15+                   Employment Agreement by and between the Company and Candace
                         C. Crawford.

10.16+                   Employment Agreement by and between the Company and Cheri
                         Jones.

EXHIBIT                                         EXHIBIT TITLE
-------                  ------------------------------------------------------------
10.17+                   Employment Agreement by and between the Company and
                         Dr. Vartan Libaridian.

10.18+ Employment Agreement by and between the Company and Dr. Zein E. Obagi.

10.19+                   Employment Agreement by and between the Company and Joseph
                         W. Sortais.

10.20+                   Amendment to Employment Agreement by and between the Company and Joseph W. Sortais.

10.21**+                 Product Distribution Agreement between the Company and
                         Cellogique Corporation, dated as of May 21, 1994.

10.22**+                 Master Separation Agreement among the Company, Kenneth Kim and Maron Nu-Tech, Inc., dated as of December 6, 2000.

10.23+ Consulting Agreement by and between the Company and Peter P. Tong.

10.24+                   Second Amendment and Consent to Amended and Restated Credit
                         Agreement by and between the Company and Imperial Bank.

10.25+                   Third Amendment to Amended and Restated Credit Agreement by
                         and between the Company and Imperial Bank.

21.1+                    Subsidiaries of the Company.

23.1                     Consent of PricewaterhouseCoopers LLP, Independent
                         Accountants.

23.2+                    Consent of Michael Best & Friedrich LLP (included in
                         Exhibit 5.1).

24.1+                    Power of Attorney (included on signature page).

27.1+                    Financial Data Schedule.

---------------------
** Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.
+   Previously filed.